Exhibit 99.B23(h)(3)

FTSE EXCHANGE-TRADED FUND LICENCE AGREEMENT

FRONT SHEET

This Agreement is made as of the Effective Date by and between:

(1) FTSE International Limited (“FTSE”) 12th Floor, 10 Upper Bank Street Canary Wharf London E14 5NP United Kingdom Registered under the laws of England and Wales with company number 03108236	(2) Pax World Management Corporation (“Licensee”) 30 Penhallow Street, Suite 400 Portsmouth, NH 03801 Registered in Delaware.

Effective Date (notwithstanding the date of signature of this Agreement, which may be after the Effective Date):	1 May 2009 (unless otherwise agreed in writing between the parties)

Index Trade Marks are the following marks, names and titles relating to the following Index (or Indices):	FTSE®, KLD, KLD GSI, KLD NASI, KLD EAPSI

The Index/Indices being licensed is/are:	FTSE ET50 Index FTSE KLD Global Sustainability Index FTSE KLD North America Sustainability Index FTSE KLD Europe Asia Pacific Sustainability Index

Type of Licence:	ETF Licence

Charges:	See Schedule 2

If the licence is for a Fund(s), the Licensed Fund(s) is/are:	See Schedule 3

The licences granted under this Agreement are solely for the designing, structuring within the following Territory and issuing, selling and marketing globally:	United States of America

Additional terms:

SIGNED on the day of , 2009 for and on behalf of:

FTSE International Limited	Pax World Management Corporation

/s/ Joseph F. Keefe
Signature	Signature

Joseph F. Keefe
Print name	Print name

President & CEO
Print title	Print title

1.                                     Structure of Agreement

1.1                                This Agreement comprises these terms, the Front Sheet and Schedule 1 (Defined Terms and Interpretation).

1.2                                These terms contain details about the use and key matters relating to the Index Trade Marks being licensed. Details of the relevant Index, Index Trade Mark, type of licence (Single Product, Multiple Product or Fund) and Charges are set out on the Front Sheet.  If the provisions of the Front Sheet conflict with any of the terms of the main body of this Agreement, then to the extent of the conflict the Front Sheet shall take precedence.

2.                                     What is covered by the Agreement

2.1                                References to the “Index” and to the “Index Trade Marks” in this Agreement are to be treated as applying only to those specified within the Front Sheet.

2.2                                The Index Trade Marks are licensed for use only in relation to particular Funds or Products, as specified within the Front Sheet; the type of licence will either be:

(a)                                  a licence in relation to specific Fund(s) (a “Fund Licence”);

(b)                                 a licence in relation to a single, specific Product (a “Single Product Licence”); or

(c)                                  a licence in relation to an unlimited number of Products issued by the Licensee within a specific 12 (twelve) month period (a “Multiple Product Licence”).

2.3                                References to “Licensed Funds” or to the “Licensed Products” in this Agreement are only to:

(a)                                  the ones listed in the Front Sheet; or

(b)                                 the type of Products conforming to the terms of this Agreement and that are issued by the Licensee (if the Front Sheet specifies that the licence is a Multiple Product Licence).

3.                                     Grant of licence

3.1                                FTSE hereby grants the Licensee a non-exclusive, non-transferable licence to use the Index Trade Marks in connection with:

(a)                                  the issue;

(b)                                 the operation;

(c)                                  the marketing; and

(d)                                 the promotion,

of the Licensed Funds or the Licensed Products.

3.2                                If the Front Sheet specifies that the licence is a Multiple Product Licence, then the Licensed Products will be treated as including any Product that is issued by the Licensee on or after the Effective Date and prior to termination of the Agreement.

3.3                                The Licensee may in documents relating to the Licensed Funds or Licensed Products include factual statements, graphs or diagrams referring to past performance of the index, subject to the condition that:

(a)                                  the Licensee exercises reasonable care and skill in doing so;

(b)                                 the Licensee makes sure that the things concerned are accurately reproduced; and

(c)                                  any such inclusion is for a purpose ancillary to the operation, marketing or promotion of the Licensed Funds or Licensed Products.

3.4                                With regard to any Licensed Fund which utilises the Index Trade Marks related to the FTSE ET50 Index FTSE agrees that it shall not licence the FTSE ET50 Index to any third party in relation to the launching of an ETF based on that Index within the Territory for a period of thirty-six (36) months from the Launch Date, subject to clauses 3.5 and 3.6. Upon the expiry of this thirty-six (36) months period, the parties shall enter into good faith negotiations to extend the exclusivity right in this clause for a further twelve (12) month period. Licensee acknowledges that FTSE reserves the right to terminate the exclusivity provisions within this clause at any time on providing Licensee written notice terminating the exclusivity right if FTSE is ordered to do so under competition or anti-trust legislation. Licensee agrees that the exclusivity provisions in this clause shall only apply to the FTSE ET50 Index and shall not apply to any sub-index(es) thereof.

3.5                                Further to clause 3.4, Licensee acknowledges and agrees that the Licensee must qualify for the exclusive use of the FTSE ET50 Index as described in clause 3.4. The exclusive use is conditional upon Licensee successfully completing the following:

(a)                                  Licensee must file the relevant application with the United States Securities and Exchange Commission within ninety (90) days of the Effective Date (unless otherwise extended by agreement in writing between the parties) in order to secure the first twelve (12) months of exclusive use of the FTSE ET50 Index as set out in clause 3.4 of this Agreement.

(b)                                 in relation to securing exclusive use of the FTSE ET50 Index for the second twelve (12) month period:

(i)                                     achieve a minimum on their assets under management of at least one hundred million United States Dollars (US$100,000,000.00) at the end of the first twelve (12) months after the Launch Date in order to secure the second, consecutive twelve (12) months of the exclusive use of the FTSE ET50 Index pursuant to this Agreement; or

(ii)                                  should Licensee fail to achieve the minimum assets under management as described in 3.5(b)(i), Licensee must pay Charges based on the minimum assets under management as described in 3.5(b)(i) in order to retain the exclusive use of the FTSE ET50 Index pursuant to this Agreement.

(c)                                  in relation to securing exclusive use of the FTSE ET50 Index for the third twelve (12) month period:

(i)                                     achieve a minimum on their assets under management of at least one hundred million United States Dollars (US$100,000,000.00) at the end of the second twelve (12) months after the Launch Date in order to secure the third, consecutive 12 (twelve) months of the exclusive use of the FTSE ET50 Index pursuant to this Agreement; or

(ii)                                  should Licensee fail to achieve the minimum assets under management as described in 3.5(c)(i), Licensee must pay Charges based on the minimum assets under management as described in 3.5(c)(i) in order to retain the exclusive use of the FTSE ET50 Index pursuant to this Agreement.

3.6                                Licensee shall immediately forfeit the exclusivity granted in accordance with clause 3.4 by failing to comply with clause 3.5(a), (b) and/or (c).  Additionally, if the Licensee fails to launch the Licensed Fund within four (4) months of receiving approval of the application referred to in clause 3.5(a) above from the United States Securities and Exchange Commission, FTSE may (in its sole discretion and on provision of written notice to the Licensee) terminate the exclusivity granted in accordance with clause 3.4 (unless otherwise agreed in writing between the parties).

3.7                                In order to exercise Licensee’s rights under clause 3.5(b) and 3.5(c), Licensee shall provide prior written notice to FTSE of Licensee’s intention to pay the Charges as described under 3.5(b) and 3.5(c) in the event that Licensee fails to achieve the minimum assets under management as described in clause 3.5(b) and 3.5(c). Licensee shall provide notice fifteen (15) days after the Licensee’s annual assets under management report.

3.8                                With regard to Licensed Funds which utilise the Index Trade Marks related to the FTSE KLD Global Sustainability Index, the FTSE KLD North America Sustainability Index and/or the FTSE KLD Europe Asia Pacific Sustainability Index (“FTSE KLD Sustainability Indices”), FTSE agrees that it shall not licence the FTSE KLD Sustainability Indices to any third party in relation to the launching of an ETF based on that Index within the Territory for a period of thirty-six (36) months from the Launch Date, subject to clauses 3.9 and 3.10. Upon the expiry of this thirty-six (36) months period, the parties shall enter into good faith negotiations to extend the exclusivity right in this clause for a further twelve (12) month period. Licensee acknowledges that FTSE reserves the right to terminate the exclusivity provisions within this clause at any time on providing Licensee written notice terminating the exclusivity right if FTSE is ordered to do so under competition or anti-trust legislation. Licensee agrees that the exclusivity provisions in this clause shall only apply to the FTSE KLD Sustainability Indices and shall not apply to any sub-index(es) thereof.

3.9                                Further to clause 3.8, Licensee acknowledges and agrees that the Licensee must qualify for the exclusive use of the FTSE KLD Sustainability Indices as described in clause 3.8. The exclusive use is conditional upon Licensee successfully completing the following:

(a)                                  Licensee must file a relevant application with the United States Securities and Exchange Commission within ninety (90) days of the Effective Date Date (unless otherwise extended by agreement in writing between the parties) in order to secure the first twelve (12) months of exclusive use of the FTSE KLD Sustainability Indices as set out in clause 3.8 of this Agreement.

(b)                                 in relation to securing exclusive use of the FTSE KLD Sustainability Indices for the second twelve (12) month period:

(i)                                     achieve a minimum on their total aggregate assets under management of any Licensed Funds based on the FTSE KLD Sustainability Indices of at least one hundred million United States Dollars (US$100,000,000.00) at the end of the first twelve (12) months after the Launch Date in order to secure the second, consecutive twelve (12) months of the exclusive use of the FTSE KLD Sustainability Indices pursuant to this Agreement; or

(ii)                                  should Licensee fail to achieve the minimum assets under management as described in 3.9(b)(i), Licensee must pay Charges based on the minimum assets under management as described in 3.9(b)(i) in order to retain the exclusive use of the FTSE KLD Sustainability Indices pursuant to this Agreement.

(c)                                  in relation to securing exclusive use of the FTSE KLD Sustainability Indices for the third twelve (12) month period:

(i)                                     achieve a minimum on their total aggregate assets under management of any Licensed Funds based on the FTSE KLD Sustainability Indices of at least one hundred million United States Dollars (US$100,000,000.00) at the end of the second twelve (12) months after the Launch Date of this Agreement in order to secure the third, consecutive 12 (twelve) months of the exclusive use of the FTSE KLD Sustainability Indices pursuant to this Agreement; or

(ii)                                  should Licensee fail to achieve the minimum assets under management as described in 3.9(c)(i), Licensee must pay Charges based on the minimum assets under management as described in 3.9(c)(i) in order to retain the exclusive use of the FTSE ET50 Index pursuant to this Agreement.

3.10                          Licensee shall immediately forfeit the exclusivity granted in accordance with clause 3.8 by failing to comply with clause 3.9(a), (b) and/or (c).  Additionally,

if the Licensee fails to launch the Licensed Fund within four (4) months of receiving approval of the application referred to in clause 3.9(a) above from the United States Securities and Exchange Commission, FTSE may (in its sole discretion and on provision of written notice to the Licensee) terminate the exclusivity granted in accordance with clause 3.8 (unless otherwise agreed in writing between the parties).

3.11         In order to exercise Licensee’s rights under clause 3.9(b) and 3.9(c), Licensee shall provide prior written notice to FTSE of Licensee’s intention to pay the Charges as described under 3.9(b) and 3.9(c) in the event that Licensee fails to achieve the minimum assets under management as described in clause 3.9(b) and 3.9(c). Licensee shall provide notice fifteen (15) days after the Licensee’s annual assets under management report.

4.             Licensee Restrictions

4.1           The Licensee may not use the Index or Index Trade Marks:

(a)           in connection with anything other than the Licensed Funds or the Licensed Products;

(b)           if the Licence is a Multiple Product Licence, in connection with anything other than Products that are issued by the Licensee after the Effective Date but before termination of this Agreement;

(c)           if the Licence is for any of the FTSE RAFI Index Series, in connection with:

(i)            the creation or management of a Similar PIMCO Product; or

(ii)           Japan registered trust banks, asset managers, life insurance companies or any other banks operating units;

(d)           in a way that might cause confusion as to the person responsible for preparing or disseminating the Index;

(e)           in a way that suggests (expressly or otherwise) that FTSE, its licensors and/or Index Partner(s):

(i)            has given any approval, endorsement or consent to the issue of or the investment in the Licensed Funds or the Licensed Products or is otherwise connected to them in a way which may put FTSE in breach of Securities Laws;

(ii)           has made any judgement about, or has expressed any opinion on, the Licensee, the Licensed Funds or the Licensed Products;

(f)            as part of, or otherwise in relation to, any informational, advertising or promotional material which breaches Securities Laws;

(g)           in a generic way or as part of its name or the name of any associated company;

(h)           to structure, issue, operate, market and/or promote any product, fund or financial instrument on behalf of a third party; or

(i)            in any other way not expressly permitted by this Agreement.

4.2           The Licensee must always use the full name of the Index and not an abbreviation. Any use of the Index Trade Marks must comply with Attribution Requirements.  FTSE may change the Attribution Requirements from time to time by giving the Licensee at least 3 (three) months’ notice.  The Licensee will not be required to withdraw any literature or other material already published or in circulation prior to the date of the notice.

5.             Promotional material

5.1           If requested to do so by FTSE, the Licensee will:

(a)           amend;

(b)           stop the distribution of; or

(c)           as far as it is lawfully entitled to do so, recall,

any informational, advertising or promotional material relating to the Licensed Funds or Licensed Products that in the reasonable opinion of FTSE:

(i)            is, or is likely to, or has been dealt with, in breach of this Agreement;

(ii)           does not comply with the Attribution Requirements;

(iii)          may have a material adverse effect on the reputation of FTSE or its licensors; or

(iv)          puts FTSE or its licensors and/or Index Partner(s), at risk of breaching any legislation or regulatory or other obligations.

6.             Calculation or withdrawal of the Index

6.1           If FTSE intends to stop calculating or publishing any Index it will:

(a)           notify the Licensee as far as reasonably possible in advance (and if possible, at least 3 (three) months in advance); and

(b)           notify the Licensee whether and to what extent a replacement index will be available.

6.2           If a replacement index is not available, then this Agreement will terminate without liability to FTSE when the calculation or publication of the Index stops (whichever occurs first).  If a replacement index is available and the Licensee is notified in that behalf by FTSE in accordance with clause 6.1(b), the Licensee will have 60 (sixty) days from the date of the notification to inform FTSE of whether or not the Licensee elects to use such replacement index.  If:

(a)           the Licensee elects to accept the replacement index, then, with effect from the end of the 60 (sixty) days, this Agreement will continue in effect but the Index Trade Marks licensed under this Agreement will be those relating to the replacement index notified to the Licensee by FTSE; or

(b)           the Licensee elects not to use the replacement index or fails to notify FTSE of its decision, then with effect from the end of the 60 (sixty) days this Agreement will terminate without liability to FTSE.

7.             Intellectual Property Rights

7.1           The Licensee acknowledges that the Intellectual Property Rights licensed to it under this Agreement (depending on which Index Trade Marks are being licensed under this Agreement) are licensed by FTSE as licensee, Index Partner or owner of the Intellectual Property Rights in each relevant Index Trade Mark.

7.2           The Licensee acknowledges that the trade marks FTSE®, FT-SE® and FOOTSIE® (whether or not licensed under this Agreement) are owned by the London Stock Exchange plc or The Financial Times Ltd and may not be used by the Licensee without permission.

7.3           The Licensee agrees that all goodwill throughout the  world arising from its use of:

(a)           the Index Trade Marks; and

(b)           any other Intellectual Property Rights the rights to the use of which are licensed by this Agreement,

shall belong to FTSE and/or its licensors and/or the Index Partners.

7.4           Nothing in this Agreement shall transfer to the Licensee any title to, or any right or interest in, any Index Trade Mark.  Except as expressly granted herein, all rights to or in the Index Trade Marks are reserved to FTSE and/or its licensors.

8.             Reporting, charges and audit

8.1           The following provisions shall apply to the Charges:

(a)           where this Agreement is a Single Product Licence, the Charges are a one-off payment payable up front in advance and the Licensee shall only be liable to FTSE for further fees where:

(i)            a basis point charge based upon the value of the Licensed Product is specified within the Front Sheet; or

(ii)           the Licensee issues additional tranches of the Licensed Product;

(b)           where this Agreement is a Multiple Product Licence, the Charges are payable to FTSE annually in advance;

(c)           where this Agreement is a Fund Licence, any up-front fees shall be payable to FTSE annually in advance and any fees that relate to the assets under management value of the Licensed Fund shall be payable to FTSE quarterly as further set out at clause 8.3.

8.2           In relation to a Multiple Product Licence or a Fund Licence, FTSE may vary the Charges on 3 (three) months’ notice to the Licensee:

(a)           such variation to take effect from the next Renewal Period; and/or

(b)           if the Licensee acquires another legal entity which consequentially increases the use of the Index and Index Trade Marks as licensed under this Agreement, such variation to take effect from the end of the period of notice, subject to the Licensee’s right of termination under clause 12.5.

8.3           Where any Charges are by reference to the value of relevant Licensed Funds, the Licensee must provide FTSE with:

(a)           details of the assets under management of each relevant Fund as of:

(i)            the Effective Date; and

(ii)           at the end of every month thereafter (to be provided no later than fifteen days after the end of each month);

(b)           calculations of the quarterly charges payable (to be provided no later than fifteen days after each Quarter Date); and

(c)           notification of the launch of the fund (to be provided no later than fifteen days after the fund has been launched).

Upon receipt of the calculations set out at clause 8.3(b) above FTSE shall either:

(a)           invoice the Licensee with regard to the Charges due within 30 (thirty) days; or

(b)           send an invoice for the Charges it believes to be due in the event that FTSE reasonably believes the calculations to be incomplete and/or inaccurate.

8.4           FTSE may invoice the Licensee for the Charges as soon as they become due.  The Licensee must pay each invoice within 30 (thirty) days of its date.

8.5           For a Single Product Licence, the Charges are non-refundable.  For a Fund Licence or a Multiple Product Licence where the Licensee terminates the Agreement in accordance with clause 6.2(b), 12.5 or 12.7, FTSE will refund any Charges paid in respect of the period following termination on a pro-rata basis.  Other than as expressly stated in this clause 8.5, no refund of any Charges will be given if this Agreement terminates before the end of the period to which the Charges relate, regardless of the reason for the termination or the circumstances in which it occurs.

8.6           If the Licensee is late in paying any invoices, FTSE may charge interest on all unpaid amounts.  Interest will be chargeable from the date of the invoice until the date of payment (whether before or after judgment).  The rate of interest will be as prescribed from time to time by the Late Payment of Commercial Debts (Interest) Act 1998, accruing on a daily basis.

8.7           The Charges are exclusive of VAT or any other sales tax or government imposed tax.

8.8           Assistance and Audit

(a)        Licensee shall respond promptly to any reasonable request from FTSE for information necessary to confirm Licensee’s compliance with this Agreement, including details of assets under management and/or value of Licensed Products and/or Licensed Funds.

(b)        FTSE or its third party auditors may, upon giving Licensee not less than 14 (fourteen) days’ notice (or such other shorter period of notice where FTSE reasonably suspects Licensee to be in breach of this Agreement) audit Licensee’s accounts, records and other relevant documents and/or take or demand copies or extracts thereof solely to verify that Licensee is in compliance with the terms of this Agreement.  FTSE or its third party auditors may continue to exercise the powers set out in this clause 8.8(b) for a period of twelve (12) months following the termination or expiry of this Agreement.

(c)        In the event that the audit referred to in clause 8.8(b) shows there has been an underpayment of more than 10% of the Charges due for the period covered by such audit, or a breach of the Agreement, Licensee shall pay to FTSE within 15 (fifteen) days of FTSE’s request:

(i)             any costs and expenses incurred by FTSE on a full indemnity basis carrying out the audit pursuant to clause 8.8(b); and

(ii)            where the audit certificate or any audit or inspection shows an underpayment of the Charges in excess of 10%:

i.    interest on the underpayment from the date it was first incurred at the rate prescribed from time to time by the Late Payment of Commercial Debts (Interest) Act 1998, calculated on a daily basis; and

ii.   the underpayment.

9.             Warranties

9.1           FTSE warrants that it has the right to grant to the Licensee the rights granted by this Agreement and that the use by the Licensee of the Index Trade Marks in accordance with this Agreement shall not infringe the intellectual property rights of any third party.

9.2           FTSE will not be liable for breach of any of the warranties or other term of this Agreement to the extent that the breach arises from:

(a)           use of the Index Trade Marks in breach of this Agreement or as otherwise notified to the Licensee by FTSE; or

(b)           any alterations to the Index Trade Marks made by anyone other than FTSE or someone authorised by FTSE.

9.3           The Licensee undertakes that it will comply with all Securities Laws relevant to the Licensed Funds or Licensed Products.

10.          ACKNOWLEDGEMENTS AND INDEMNITIES

10.1         THE LICENSEE WILL INDEMNIFY FTSE (AND ITS RELEVANT INDEX PARTNER(S) IF THIS AGREEMENT RELATES TO A FTSE PARTNER INDEX) AGAINST ANY LOSS, DAMAGE, LIABILITY OR EXPENSE (INCLUDING REASONABLE LEGAL FEES) INCURRED BY FTSE AS A RESULT OF OR IN RELATION TO ANY CLAIM BY A THIRD PARTY ARISING FROM OR IN RELATION TO THE LICENSED FUNDS OR LICENSED PRODUCTS OR ANY TRADING IN, OR OTHER DEALING IN RELATION TO, THE LICENSED FUNDS OR LICENSED PRODUCTS.

10.2         IN RELATION TO ANY CLAIM TO WHICH CLAUSE 10.1 APPLIES, FTSE MUST:

(a)           INFORM THE LICENSEE AS SOON AS POSSIBLE AFTER BECOMING AWARE OF THE CLAIM AND ASSIST LICENSEE WITH AS MUCH INFORMATION AS REASONABLY POSSIBLE IN RELATION TO IT;

(b)           NOT MAKE ANY ADMISSION IN RELATION TO THE CLAIM WITHOUT OBTAINING LICENSEE’S PERMISSION FIRST; AND

(c)           IF LICENSEE REQUESTS, LET THE LICNSEE TAKE OVER DEALING WITH THE CLAIM; AND

(d)           TAKE ALL REASONABLE STEPS TO MITIGATE ANY RELEVANT LOSS (REGARDLESS OF HOW IT ARISES).

11.          EXCLUSIONS AND LIMITATIONS

11.1         THE LIABILITY OF EITHER PARTY FOR:

(a)           DEATH OR PERSONAL INJURY CAUSED BY THE OTHER’S NEGLIGENCE OR THE NEGLIGENCE OF SUCH OTHER’S EMPLOYEES OR AGENTS;

(b)           FRAUDULENT MISREPRESENTATION;

(c)           ANY OTHER LIABILITY WHICH CANNOT BE EXCLUDED BY LAW,

IS NOT EXCLUDED OR LIMITED BY THIS AGREEMENT.

11.2         FTSE’S LIABILITY:

(a)           UNDER PART I OF THE CONSUMER PROTECTION ACT 1987; OR

(b)           FOR ANY BREACH OF SECTION 12 SALE OF GOODS ACT 1979 OR SECTION 2 SUPPLY OF GOODS AND SERVICES ACT 1982,

IS NOT EXCLUDED OR LIMITED BY THIS AGREEMENT.

11.3         UNLESS THE AGREEMENT EXPRESSLY PROVIDES OTHERWISE AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW FTSE (AND ITS RELEVANT INDEX PARTNER(S) IF THIS AGREEMENT RELATES TO A FTSE PARTNER INDEX) MAKE(S) NO:

(a)           CONDITIONS, WARRANTIES OR OTHER TERMS AS TO THE INDEX, THE INDEX TRADE MARKS OR THEIR USE BY THE LICENSEE;

(b)           CONDITION, WARRANTY OR OTHER TERM TO THE EFFECT THAT THE INDEX OR INDEX TRADE MARKS:

(i)            ARE OF ANY PARTICULAR QUALITY (SATISFACTORY OR OTHERWISE);

(ii)           ARE FIT FOR ANY PARTICULAR PURPOSE OR USE (WHETHER OR NOT THIS USE HAS BEEN MADE KNOWN TO FTSE); OR

(iii)          ARE ACCURATE OR COMPLETE.

11.4         OTHER THAN AS SPECIFIED IN CLAUSE 11.1, FTSE (AND ITS RELEVANT INDEX PARTNER(S) IF THIS AGREEMENT RELATES TO A FTSE PARTNER INDEX) SHALL NOT BE LIABLE (WHETHER FOR BREACH OF CONTRACT, NEGLIGENCE OR FOR ANY OTHER REASON) FOR ANY:

(a)           LOSS OF PROFITS;

(b)           LOSS OF SALES;

(c)           LOSS OF REVENUE;

(d)           LOSS OF GOODWILL;

(e)           LOSS OF REPUTATION;

(f)            LOSS OF OPPORTUNITY;

(g)           LOSS OR DAMAGE ARISING FROM ANY CLAIM BY A CLIENT OR CUSTOMER OF THE LICENSEE;

(h)           LOSS OF VALUE IN OR RELATING TO THE LICENSED FUNDS OR LICENSED PRODUCTS; OR

(i)            INDIRECT, CONSEQUENTIAL OR SPECIAL LOSS OR DAMAGE.

11.5         SUBJECT TO CLAUSES 11.1 to 11.4, FTSE’S (AND ITS RELEVANT INDEX PARTNER(S) IF THIS AGREEMENT RELATES TO A FTSE PARTNER INDEX) TOTAL AGGREGATE LIABILITY UNDER THIS AGREEMENT (WHETHER THE LIABILITY ARISES BECAUSE OF BREACH OF CONTRACT, NEGLIGENCE OR FOR ANY OTHER REASON) SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE GREATER OF:

(a)           THE TOTAL AMOUNT PAYABLE BY THE LICENSEE UNDER THIS AGREEMENT FOR THE FIRST YEAR OF THIS AGREEMENT; OR

(b)           £25,000 (TWENTY FIVE THOUSAND POUNDS STERLING).

12.          Term and termination

12.1         This Agreement will commence on the Effective Date and will continue until terminated in accordance with this Section 12.

12.2         Where this Agreement is for a Single Product Licence, then subject always to clause 8.5, the Agreement will last for the life of the Licensed Product, unless the Licensee terminates the Agreement by giving not less then 3 (three) months’ written notice of termination to FTSE.

12.3         Where this Agreement is for a Multiple Product Licence, then the Agreement will last for the Initial Period and thereafter shall automatically renew for Renewal Periods until either party gives not less than 3 (three) months’ written notice of termination to the other party, such notice to take effect only at the end of the Initial Period or any Renewal Period.

12.4         Where this Agreement is for a Licensed Fund, this Agreement will last for a the Initial Period and thereafter shall automatically renew for Renewal Periods until either party gives not less than 3 (three) months’ written notice of termination to the other party, such notice to take effect only at the end of the Initial Period or any Renewal Period.

12.5         If in relation to a Fund Licence or a Multiple Product Licence:

(a)           FTSE gives notice to the Licensee under clause 8.2 of its intention to increase any Charges; and

(b)           the increase is greater than 15% (fifteen per cent) of the total amount of Charges subject to increase as they applied prior to the increase taking effect (to be calculated without reference to VAT), then subject to the other provisions of this clause 12.5 the Licensee may terminate this Agreement.  The Licensee’s right to terminate will apply from the date on which the notice is received by the Licensee and until 5 (five) working days before the notice expires.  If the Licensee has not by then notified FTSE of termination of the Agreement, then the right will lapse and this Agreement will continue in effect.

12.6         FTSE may terminate this Agreement if:

(a)           the Licensee breaches any undertaking in clause 9.3;

(b)           the Licensee is found to be in material breach of any Securities Laws;

(c)           there is a change of control impacting on or in relation to the Licensee (as defined in section 574 of the Capital Allowances Act 2001); or

(d)           the Licensee acquires another legal entity which consequentially increases the use of the Index and Index Trade Marks as licensed under this Agreement.

12.7         Either party may terminate this Agreement if:

(a)           the other breaches any term of the Agreement and it is not possible to remedy that breach; or

(b)           the other breaches any term of the Agreement and it is possible to remedy that breach, but the other fails to do so within 15 (fifteen) days of the breach being pointed out and being asked to do so.

For the purposes of this clause 12.7, in order for it to be possible to remedy a breach it must be possible to take steps so as to put the other party in the position it would have been in if the breach had never occurred.

12.8         FTSE or the Licensee may terminate this Agreement if the other suffers an Insolvency Event.

12.9         This Agreement will terminate automatically in the circumstances specified in clause 6.2.

12.10       If the Licensee breaches this Agreement FTSE may suspend performance of any of its obligations and/or exercise of any of the Licensee’s rights under this Agreement until the Licensee remedies the breach to the reasonable satisfaction of FTSE.

13.          What happens if the Agreement is terminated

13.1         If this Agreement is terminated:

(a)           the Licensee must immediately stop using the Index Trade Marks;

(b)           the Licensee will not do, or omit to do, anything in any circumstances in which the relevant act or omission might reasonably be expected to lead any person to think that the Licensee, the Licensed Funds or the Licensed Products have any connection with FTSE or its licensors, the Index or the Index Trade Marks;

(c)           at the request of FTSE, the Licensee will take all steps reasonably required by FTSE to make it clear that the Licensee, the Licensed Funds and the Licensed Products have no connection with FTSE, its licensors, the Index or the Index Trade Marks.

13.2         In relation to Licensed Products, termination or expiry of this Agreement shall not terminate the permissions granted in respect of any Licensed Products already in issue.

13.3         Termination of this Agreement will not affect any accrued rights or liabilities which either FTSE or the Licensee may have as of the date of termination.

14.          Confidentiality

14.1         Each party shall keep confidential any confidential information disclosed to it by the other. This includes information which is marked as being confidential or which, from its nature, content or the circumstances in which it is provided, might reasonably be supposed to be confidential.  Neither party shall disclose any such information to anyone else except to:

(a)           anyone who this Agreement says the information may be disclosed to;

(b)           those of their employees who need the information in order to enable it to perform any of its obligations or exercise any of its rights under this Agreement;

(c)           their auditors, lawyers or other professional advisors; and

(d)           any temporary staff, contractors or consultants working for it, provided that disclosure of the information is necessary in order to enable the person to whom it is disclosed to carry out the work concerned.

Each party shall be responsible for ensuring that any person to whom information is disclosed by it complies with any conditions of confidentiality applying to the information concerned under this Agreement.

14.2         The obligations of confidentiality in this Agreement do not apply to any information:

(a)           that is generally available to the public, unless this availability results from a breach of this Agreement;

(b)           that the party receiving the information already possesses or which it obtains or originates independently in circumstances in which that party is free to disclose it to others;

(c)           that is trivial or obvious; or

(d)           that is required to be disclosed by any court, regulatory or governmental body or tribunal that is authorised to order its disclosure.

14.3         If either party wishes to disclose any confidential information belonging to the other party, then the other party may require that the person to whom it is to be disclosed enters into a confidentiality agreement directly with the other party.

15.          General terms

15.1         The Licensee may not transfer, assign or sub-license this Agreement or any of its rights or obligations under it.

15.2         FTSE may sub-contract the performance of any of FTSE’s obligations under this Agreement.  FTSE may assign this Agreement or any of FTSE’s rights or obligations under it to someone else, provided FTSE informs the Licensee if it does so.

15.3         Other than the Licensee’s payment obligations at Section 8 and Licensee Restrictions at Section 4, neither party will be liable to the other for non-performance of any of its obligations under this Agreement as a result of any cause not within the reasonable control of a party and which that party cannot reasonably prevent or overcome.

15.4         No variation to this Agreement shall be effective unless in writing and signed by both parties.

15.5         This Agreement sets out all of the terms that have been agreed between FTSE and the Licensee in relation to the subjects covered by it.  Other than Section 9, no other representations, conditions, warranties or other terms shall apply or form part of this Agreement.

15.6         No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not named as of the date of signature as a party to this Agreement.

15.7         Any notice or other document to be given under this Agreement shall be in writing and shall be served by sending the same by recorded delivery or reputable courier to the appropriate address specified on the Front Sheet of this Agreement.  Where a notice is delivered by recorded delivery, such notice shall be deemed to be effective 5 (five) days after sending and any receipt issued by the postal authorities or courier shall be conclusive proof of the fact and date of sending of any such notice.

15.8         Any waiver or relaxation whether partly or wholly of any of the terms or conditions of the contract shall be valid only if in writing and signed by a representative of each party and shall apply only to a particular occasion and shall not be continuing and further shall not constitute a waiver or relaxation of any other terms or conditions.

15.9         If any provision of this Agreement is held invalid, illegal or unenforceable for any reason, such provision shall be severed and the remainder of the provisions of this Agreement shall continue in full force and effect as if this Agreement had been executed with the invalid provision eliminated.

15.10       This Agreement is governed by English law.  Both FTSE and the Licensee submit to the exclusive jurisdiction of the English courts in relation to any dispute concerning this Agreement.

Schedule 1

1.                                      Defined Terms and Interpretation

1.1                                 In this Agreement the following terms shall have the meanings specified below:

Term	Meaning
Attribution Requirements	As set out for each Index at the Attribution and Dissemination Requirements section the www.ftse.com website, currently accessible at: http://www.ftse.com/About_Us/Legal/index.jsp.

Charges	As specified within the Front Sheet.

Exchange Traded Fund	A collective investment scheme (as defined in the FSA Glossary) the shares or units of which are traded or listed on an investment exchange.

Fixed Term	A period of time between a start date and an end date, each of which are known in advance of the start date.

Front Sheet

The front sheet of this Agreement that specifies the Index Trade Marks being licensed together with (i) details of the Licensed Product, Multiple Product Licence or Fund Licence; and (ii) the Charges due to FTSE etc.

FSA	The United Kingdom’s Financial Services Authority.

FSA Glossary	The “Glossary of definitions” which forms part of the FSA Handbook.

FSA Handbook	The FSA’s Handbook available from http://fsahandbook.info/FSA/index.jsp.

Fund	Means an Exchange Traded Fund.

Fund Licence	As defined in clause 2.2(a)

Index	The index or indices specified on the Front Sheet whose related trade marks are licensed under this Agreement.

Index Partner:

“Index Partner” means where the Index being licensed is the product of FTSE and an index partner, the index partners specified below are the Index Partners for the Index specified:

•      FTSE APCIMS Private Investor Index Series – The Association of Private Client Investment Managers and Stockbrokers

•      FTSE ASEAN Index Series – PT Bursa Efek Jakarta (Jakarta Stock Exchange), Bursa Malaysia Berhad, The Philippine Stock Exchange, Inc., Singapore Exchange Securities Trading Limited and The Stock Exchange of Thailand;

•      FTSE ATHEX Index Series – Athens Exchange S.A.;

•      FTSE Bursa Malaysia Index Series – Bursa Malaysia Berhad;

•      FTSE CSAG Terror-Free Index Series – Conflict Securities Advisory Group

•      FTSE CySE Index Series – Cyprus Stock Exchange;

•      FTSE DIFX Index Series – Dubai International Financial Exchange;

•      FTSE EPRA NAREIT Global Real Estate Index Series – the European Public Real Estate Association and the National Association of Real Estate Investment Trusts®;

•      FTSE Environmental Technology Index Series – Impax Asset Management Limited

•      FTSE EPRA NAREIT APREA Asian Real Estate Index

Term	Meaning

Series – the European Public Real Estate Association, the National Association of Real Estate Investment Trusts® and the Asian Public Real Estate Association;

•      FTSEurofirst Index Series – Euronext N.V.;

•      FTSE4GOOD IBEX Index Series – Sociedad de Bolsas S.A.

•      FTSE GWA Index Series – Global Wealth Allocation Limited;

•      FTSE Hedge Index Series, FTSE Commercial Property Index Series and Residential Property Index Series – MSS Property Fund Management Limited;

•      FTSE Hong Kong MPF Index – Mandatory Provident Fund, Watson Wyatt and the HKIFA;

•      FTSE IDFC India Infrastructure Index Series – Infrastructure Development Finance Company Ltd;

•      FTSE JSE Africa Index Series – JSE Limited;

•      FTSE Latibex Index Series – Bolsas y Mercados Españoles;

•      FTSE Med Index Series – Athens Exchange S.A., Cyprus Stock Exchange and Tel Aviv Stock Exchange;

•      FTSE MTIRS Index Series – Pipeline Capital LLC;

•      FTSE NAREIT Index Series – National Association of Real Estate Investment Trusts®;

•      FTSE NASDAQ Index Series – The NASDAQ Stock Market, Inc.;

•      FTSE RAFI Index Series – Research Affiliates LLC;

•      FTSE SET Index Series – the Stock Exchange of Thailand;

•      FTSE ST Index Series – Singapore Exchange Trading Limited and SPH Data Services Pte Ltd;

•      TSEC Taiwan Index Series – The Taiwan Stock Exchange Corporation;

•      Straits Times Index – SPH Data Services Pte Ltd),

and such other index partners that may be added by FTSE from time to time.

Index Trade Marks	As set out on the Front Sheet.

Initial Period	Means: • in respect of a Fund, 3 (three) years from the Effective Date; and • in respect of a Multiple Product Licence 12 (twelve) months from the Effective Date.

Institutional Fund

Means:

•      a “collective investment scheme” as defined in the FSA Glossary involving reference to, or reproduction of, one or more Index; or

•      an “occupational pension scheme” as defined in the FSA Glossary,

that in either case is not a Retail Fund or an Exchange Traded Fund.

Term	Meaning
Intellectual Property Rights

Any patents, designs, trade marks and trade names (whether registered or unregistered), copyright and related rights, database right, know how and confidential information, any rights in any invention, discovery or process, and all other intellectual and property rights and similar or equivalent rights anywhere in the world which currently exist or are recognised in the future, and all rights to apply for, applications for, extensions and renewals in relation to such rights.

Launch Date	Means the first day of trading of the Licensed Fund as further specified in Schedule 3.

Licensed Fund(s)	Defined in clause 2.3 and as specified within the Front Sheet.

Licensed Product	Defined in clause 2.3 and as specified within the Front Sheet.

Multiple Product Licence	Defined in clause 2.2(c) and as specified within the Front Sheet.

Partner Index

Means the partner index specified within the Front Page which forms part of any of the following:

•      FTSE APCIMS Private Investor Index Series

•      FTSE ASEAN Index Series;

•      FTSE ATHEX Index Series;

•      FTSE Bursa Malaysia Index Series;

•      FTSE Commercial Property Index Series;

•      FTSE CSAG Terror-Free Index Series

•      FTSE CySE Index Series;

•      FTSE DIFX Index Series;

•      FTSE Environmental Technology Index Series

•      FTSE EPRA NAREIT Global Real Estate Index Series;

•      FTSE EPRA NAREIT APREA Asian Real Estate Index Series;

•      FTSEurofirst Index Series;

•      FTSE4GOOD IBEX Index Series;

•      FTSE GWA Index Series;

•      FTSE Hedge Index Series;

•      FTSE Hong Kong MPF Index;

•      FTSE IDFC India Infrastructure Index Series

•      FTSE JSE Africa Index Series;

•      FTSE Latibex Index Series;

•      FTSE Med Index Series;

•      FTSE MTIRS Index Series;

•      FTSE NAREIT Index Series;

•      FTSE NASDAQ Index Series

•      FTSE RAFI Index Series;

•      FTSE Residential Property Index Series;

•      FTSE SET Index Series

Term	Meaning
• FTSE ST Index Series; • FTSE TSEC Index Series; • Straits Times Index, and such other partner indexes that may be added by FTSE from time to time.

Product

Options, bonds, warrants, certificates, swaps, forward contracts and contracts for differences (whether “over the counter” or listed on an investment exchange) or other structured financial products and investments, which are:

•      issued by the Licensee; and

•      closed after issue,

and the performance of which is intended to be linked to the performance of one or more indices for a Fixed Term. “Product” shall not include Funds or Exchange Traded Funds nor shall it include investment products which, or the units or shares of which, are traded on an investment exchange.

Quarter Date	Means each of the following dates: 31st March, 30th June, 30th September and 31st December.

Retail Fund

Means (as each term is defined in the FSA Glossary):

•      an investment trust ;

•      an authorised unit trust scheme;

•      an ICVC;

•      a recognised scheme,

other than any scheme the units or shares of which are not available to private customers (as defined in the FSA Glossary). A Retail Fund shall not include an Exchange Traded Fund.

Renewal Period	Means a successive 12 (twelve) month period.

Similar PIMCO Product

Any private or public registered (offshore or domestic) fund or separate account that obtains exposure to any equity securities through investment in various derivative instruments, while seeking additional return from active management of the fixed income portion of the fund or separate account (i.e. portable alpha-bond implementation swapped into indices); provided, however, “Similar PIMCO Product” provided, however, “Similar PIMCO Product” shall not include a U.S. exchange traded fund or U.S. registered closed-end fund (which may employ leverage) constructed through direct investment in, and consistent with the weighting of, the securities comprising an RAFI Index, and not through investing primarily in Derivative Instruments. “Derivative Instruments” mean swaps, futures, options, forwards or any other instrument designed to replicate the performance of the Index

Single Product Licence	Defined in clause 2.2(b).

Securities Laws

All applicable securities laws and regulations, and the rules of any regulatory body or any other governmental or self-regulating organisation for the time being in force to which any activity of the Licensee is subject from time to time.

USD	Means United States Dollars

1.2                                 Where this Agreement refers to a party using its “reasonable efforts”, this means making every effort that the party concerned reasonably can consistent with the objective to be achieved (and taking into account any time scale within which it is aimed to achieve the objective concerned).  Reasonable efforts must at least include:

(a)                                  the allocation and use of a reasonable amount of resource (in manpower, financial and other terms) to achieve the relevant objective within any applicable time scale;

(b)                                 taking all reasonable positive steps necessary to achieve the relevant objective;

(c)                                  obtaining any further information necessary to enable the achievement of the objective;

(d)                                 co-operating with others to the extent necessary to achieve the objective; and

(e)                                  if the first attempt to achieve the relevant objective is not successful, making such further attempts as are reasonable to in order to achieve it.

1.3                                 For the purposes of this Agreement, an “Insolvency Event” is one, in relation to a person, which involves:

(a)                                  that person ceasing or threatening to cease to carry on business or being deemed to be unable to pay its debts within the meaning of section 123 Insolvency Act 1986;

(b)                                 that person giving notice to any of its creditors that it has suspended or is about to suspend payment of any of its debts or commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness by reason of financial difficulties;

(c)                                  a meeting of that person’s creditors being convened or held;

(d)                                 a receiver or administrative receiver taking possession of or being appointed over, or a mortgagee chargee or other encumbrancer taking possession of, the whole or any material part of the assets of that person;

(e)                                  any distress, execution or other process being levied or enforced (and not being discharged within seven days) on any asset of that person;

(f)                                    an administrator being appointed of that person under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 or otherwise;

(g)                                 a petition being presented (and not being discharged within 14 (fourteen) days) or a resolution being passed or an order being made for the,

administration or the winding-up, bankruptcy or dissolution of that person or that person being struck off the register of companies; or

(h)                                 the happening in relation to that person of an event analogous to any of the above in any jurisdiction.

2.                                      Interpretation

2.1                                 In this Agreement, unless it says otherwise:

(a)                                  reference to a person includes a legal person (such as a limited company) as well as a natural person;

(b)                                 reference to this Agreement includes reference to the front sheet, schedules and appendices and other documents attached to in it or incorporated by reference into it (all as amended or added to from time to time);

(c)                                  reference to “including” in this Agreement shall be treated as being by way of example and shall not limit the general applicability of any preceding words;

(d)                                 reference to any legislation shall be to that legislation as amended, extended or re-enacted from time to time and to any subordinate provision made under that legislation;

(e)                                  references to clause numbers or schedules shall be to those in this Agreement; and

(f)                                    reference to this Agreement shall include reference to it after it has been amended, added to or replaced by a new agreement.

2.2                                 Except to the extent that this Agreement expressly says otherwise, nothing in this Agreement shall create a partnership between the parties or give the rights of a partner to either party.

2.3                                 Except to the extent that this Agreement expressly says otherwise, neither party has any authority (and nothing in this Agreement shall be treated as giving either party authority):

(a)                                  to enter into a contract or make any commitment for or on behalf of the other party;

(b)                                 to assume a liability on behalf of the other party;

(c)                                  to pledge the credit of the other party,

unless such authority is expressly granted in writing by the other party. Neither party may act as if it has such authority and must not represent (expressly or by implying it) that it has such authority.

Schedule 2

CHARGES

1.               Licensee shall pay FTSE the following Charges pursuant to this Agreement.

2.               In relation to any Licensed Fund which utilises the Index Trade Marks related to the FTSE ET50 Index, the FTSE KLD Global Sustainability Index, the FTSE KLD North America Sustainability Index, and/or the FTSE KLD Europe Asia Pacific Sustainability Index, Licensee agrees that for thirty six (36) months from the Effective Date, the Charges shall be as follows:

a.               Where the total assets under management of the Licensed Fund are less than USD20,000,000, an amount equivalent to 2 (two) basis points of the total assets under management of the Licensed Fund; or

b.              Where the total assets under management of the Licensed Fund are equal to or greater than USD20,000,000, but less than USD40,000,000, an amount equivalent to 4 (four) basis points of the total assets under management of the Licensed Fund; or

c.               Where the total assets under management of the Licensed Fund are equal to or greater than USD40,000,000, but less than USD60,000,000, an amount equivalent to 6 (six) basis points of the total assets under management of the Licensed Fund; or

d.              Where the total assets under management of the Licensed Fund are equal to or greater than USD60,000,000, an amount equivalent to 8 (eight) basis points of the total assets under management of the Licensed Fund.

The Charges set out in this clause shall be billed quarterly to Licensee in arrears.

3.               For the avoidance of doubt and pursuant to the FTSE Data Services Agreement between the parties dated 9 July 2008, in addition to the Charges above the Licensee may also be liable to pay a separate data fee for:

a.               FTSE ET50 Index Data; and

b.              FTSE KLD Global Sustainability Index, FTSE KLD North America Sustainability Index, and FTSE KLD Europe Asia Pacific Sustainability Index Data.

Solely in relation to the data fee payable by the Licensee in relation to the FTSE ET50 Index Data set out in clause 3a of this Schedule 2, the following additional provision shall apply to the Charges for any Licensed Fund(s) which utilises the Index Trade Marks related to the FTSE ET50 Index:

c.               Subject to the Licensee paying seventy thousand United States Dollars (USD70,000.00) as stated in clause 5, Product Required table in the Service Order Form – End of Day Products for the FTSE ET50 Index Data dated 1 May 2009, during the second twelve (12) month period following the Launch Date, Licensee shall continue to pay the Charges as defined in this Schedule 2 minus the sum of seventy thousand United States Dollars (USD70,000.00) which shall be credited against the basis points Charges for any Licensed Fund(s) which utilises the Index Trade Marks related to the FTSE ET50 Index as set out in this Schedule to Licensee quarterly as seventeen thousand five hundred United States Dollars (USD17,500.00) in arrears.

Schedule 3

LICENSED FUND(S)

1.                                       The table below specifies the Licensed ETFs being licensed under this Agreement:

#	Name of Fund	Launch Date

1.	ESG Shares FTSE Environmental Technologies (ET50) Index Fund	1 August 2009

2.	ESG Shares FTSE KLD North America Sustainability Index Fund	1 August 2009

3.	ESG Shares FTSE KLD Europe Asia Pacific Sustainability Index Fund	1 August 2009